Exhibit 99.1

STANLEY BLACK & DECKER, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP SEGMENT PROFIT FINANCIAL MEASURES, AS ADJUSTED, TO CORRESPONDING
NON-GAAP FINANCIAL MEASURES, AS ADJUSTED
(Unaudited, Millions of Dollars)

	YEAR TO DATE 2014						YEAR TO DATE 2013
	GAAP[1]	Merger & Acquisition-Related Charges[2]	Normalized[3]				GAAP[1]	Merger & Acquisition-Related Charges[2]	Normalized[3]
NET SALES
Tools & Storage	$7,033.0	$—	$7,033.0				$6,705.0	$—	$6,705.0
Industrial	2,044.4	—	2,044.4				1,888.6	—	1,888.6
Security	2,261.2	—	2,261.2				2,295.9	—	2,295.9
Total	$11,338.6	$—	$11,338.6				$10,889.5	$—	$10,889.5
SEGMENT PROFIT
Tools & Storage	$1,074.4	$4.1	$1,078.5				$951.7	$17.9	$969.6
Industrial	350.6	3.7	354.3				280.2	20.1	300.3
Security	259.2	6.9	266.1				235.2	37.8	273.0
Segment Profit	1,684.2	14.7	1,698.9				1,467.1	75.8	1,542.9
Corporate Overhead	(177.4)	18.7	(158.7)				(254.0)	89.4	(164.6)
Total	$1,506.8	$33.4	$1,540.2				$1,213.1	$165.2	$1,378.3
Segment Profit as a Percentage of Net Sales
Tools & Storage	15.3%		15.3%				14.2%		14.5%
Industrial	17.1%		17.3%				14.8%		15.9%
Security	11.5%		11.8%				10.2%		11.9%
Segment Profit	14.9%		15.0%				13.5%		14.2%
Corporate Overhead	(1.6)%		(1.4)%				(2.3)%		(1.5)%
Total	13.3%		13.6%				11.1%		12.7%

	FIRST QUARTER 2014			SECOND QUARTER 2014			THIRD QUARTER 2014			FOURTH QUARTER 2014
	GAAP[1]	Merger & Acquisition-Related Charges[2]	Normalized[3]	GAAP[1]	Merger & Acquisition-Related Charges[2]	Normalized[3]	GAAP[1]	Merger & Acquisition-Related Charges[2]	Normalized[3]	GAAP[1]	Merger & Acquisition-Related Charges[2]	Normalized[3]
NET SALES
Tools & Storage	$1,574.8	$—	$1,574.8	$1,771.8	$—	$1,771.8	$1,806.4	$—	$1,806.4	$1,880.0	$—	$1,880.0
Industrial	497.4	—	497.4	516.7	—	516.7	517.7	—	517.7	512.6	—	512.6
Security	544.9	—	544.9	571.6	—	571.6	554.8	—	554.8	589.9	—	589.9
Total	$2,617.1	$—	$2,617.1	$2,860.1	$—	$2,860.1	$2,878.9	$—	$2,878.9	$2,982.5	$—	$2,982.5
SEGMENT PROFIT
Tools & Storage	$212.8	$1.6	$214.4	$276.9	$0.8	$277.7	$284.1	$0.6	$284.7	$300.6	$1.1	$301.7
Industrial	86.7	1.0	87.7	91.5	0.6	92.1	91.5	0.7	92.2	80.9	1.4	82.3
Security	52.8	2.2	55.0	69.4	1.2	70.6	67.6	0.4	68.0	69.4	3.1	72.5
Segment Profit	352.3	4.8	357.1	437.8	2.6	440.4	443.2	1.7	444.9	450.9	5.6	456.5
Corporate Overhead	(36.5)	2.5	(34.0)	(45.1)	3.0	(42.1)	(37.7)	4.4	(33.3)	(58.1)	8.8	(49.3)
Total	$315.8	$7.3	$323.1	$392.7	$5.6	$398.3	$405.5	$6.1	$411.6	$392.8	$14.4	$407.2
Segment Profit as a Percentage of Net Sales
Tools & Storage	13.5%		13.6%	15.6%		15.7%	15.7%		15.8%	16.0%		16.0%
Industrial	17.4%		17.6%	17.7%		17.8%	17.7%		17.8%	15.8%		16.1%
Security	9.7%		10.1%	12.1%		12.4%	12.2%		12.3%	11.8%		12.3%
Segment Profit	13.5%		13.6%	15.3%		15.4%	15.4%		15.5%	15.1%		15.3%
Corporate Overhead	(1.4)%		(1.3)%	(1.6)%		(1.5)%	(1.3)%		(1.2)%	(1.9)%		(1.7)%
Total	12.1%		12.3%	13.7%		13.9%	14.1%		14.3%	13.2%		13.7%

1	Reported, as adjusted for the combination of the complementary elements of the CDIY, IAR and Healthcare businesses ("the combination").
2
Merger and acquisition-related charges in 2014, as adjusted for the combination, relate primarily to integration and consulting costs. Merger and acquisition-related charges in 2013, as adjusted for the combination, relate primarily to the Black & Decker merger and Niscayah and Infastech acquisitions, including facility closure-related charges, employee-related charges and integration costs.

3
The normalized 2014 and 2013 information adjusted for the combination, as reconciled to GAAP adjusted for the combination above, is considered relevant to aid analysis of the Company's margin and earnings results aside from the material impact of the merger & acquisition-related charges.